Exhibit 99.1
News
[ONEOK Logo]	[ONEOK Partners Logo]
June 21, 2007	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Megan Washbourne
918-588-7572

ONEOK Waives Premium

Related to Unitholder Proposal

TULSA, Okla. - June 21, 2007 - ONEOK, Inc. (NYSE: OKE) announced today that it is waiving its rights to receive a premium on its quarterly distribution from ONEOK Partners, L.P. (NYSE: OKS), related to the partnership not receiving unitholder approval of a proposal to amend the partnership agreement at a special meeting of unitholders. The waiver of the premium is from its effective date of April 7, 2007, through Dec. 31, 2007, after which the waiver will continue in effect until ONEOK provides ONEOK Partners with 90 days notice that it intends to withdraw the waiver.

At the special meeting, the partnership amendment proposal did not receive the required two-thirds affirmative vote of ONEOK Partners' outstanding common units, excluding the common units and Class B units held by ONEOK and its affiliates. As a result, ONEOK, as holder of the Class B units, is entitled to receive a quarterly distribution payment equal to 110 percent of the amount paid to common unitholders, effective April 7, 2007. ONEOK Partners' next scheduled declaration of quarterly distributions to unitholders is July 17, 2007.

Also at the special meeting, ONEOK Partners unitholders did approve a proposal to allow ONEOK, at its option, to convert the Class B units held by ONEOK to common units. That proposal received the required approval by a majority of common units voted. ONEOK has determined that it will not convert the Class B units to common units at the present time.

"The decision by ONEOK to not collect this premium from ONEOK Partners reinforces the aligned interests of the partnership and ONEOK, and demonstrates our commitment to preserve value and deliver growth to unitholders and shareholders of both entities," said John W. Gibson, chief executive officer of ONEOK and president and chief executive officer of ONEOK Partners.

The special unitholder meeting on the amendment and conversion proposals was required as a result of the April 2006 transaction in which an affiliate of ONEOK became sole general partner and a 45.7 percent owner of the partnership. In that transaction, ONEOK sold its gathering and processing, natural gas liquids, and pipelines and storage segments to the partnership for $1.35 million in cash and approximately 36.5 million Class B units, which at the time were valued at approximately $1.65 billion.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.  Our general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneok.com or www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to our anticipated financial performance, management's plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-FI OKS-FI

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